Exhibit 99.2

First Citizens Banc Corp announces plans for new name

Sandusky, Ohio (January 23, 2014) – James O. Miller, First Citizens Banc Corp’s Chairman, President and CEO, has announced plans for renaming the corporation and its banking subsidiary, The Citizens Banking Company. The corporation will begin by introducing the bank’s new name, Civista Bank, to customers the week of January 26 and will complete the holding company’s name change during the second quarter of 2015.

“The bank’s ownership hasn’t changed,” added bank President Dennis Shaffer. “The bank is still owned and managed by the same local people you have come to know and trust. Our new name fulfills our strategic direction to set ourselves apart from other ‘Citizens Banks’ and eliminate additional confusion over the current use of both our Citizens Bank and Champaign Bank branch names.”

“Combined from the words “civic” and “vista”, Civista uniquely reflects our commitment to the community and our focus on customers,” Shaffer explained. There is nothing customers need to do as we make this transition. In fact, customers can continue to use their current checks and ATM/Debit cards. Banking tools with the new name and logo will be phased in throughout the year.

With the announcement of the TCNB Financial Corp acquisition last fall, First Citizens accelerated its plans to begin using the Civista Bank name prior to the expected March TCNB merger. The merger will add three Dayton, Ohio offices, now known as the Citizens National Bank of Southwestern Ohio, to the Civista Bank family.

About First Citizens Banc Corp

First Citizens Banc Corp (“First Citizens”) is a $1.2 billion financial services company headquartered in Sandusky, Ohio. Its affiliated companies are The Citizens Banking Company, First Citizens Insurance Agency Inc., and Water Street Properties. First Citizens’ common shares are traded on the NASDAQ Capital Market under the symbol “FCZA”.

About The Citizens Banking Company

The Citizens Banking Company markets itself as Citizens Bank and Champaign Bank. With over 20 locations and 300 employees throughout Champaign, Crawford, Erie, Franklin, Huron, Logan, Madison, Ottawa, Richland and Summit counties, the Bank has served the needs of consumer, business, mortgage and wealth management customers for 130 years.

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